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DEPARTMENT OF HEALTH AND HUMAN SERVICES Public Health Service


National Institutes of Health National Heart, Lung


and Blood Institute


Bethesda, Maryland,20892

September 12, 1996


Dr. Robert Kung
ABIOMED, Inc.
24 Cherry Hill Drive
Danvers, MA 01923

Subject:   Contract No. N01-HV-38128

Dear Dr. Kung:

The review of all technical proposals for Phase II of the Phased Readiness Testing of Implantable Total Artificial Hearts
(TAH) has been completed. The review was conducted by a peer review committee of experts and by the NHLBI staff members and was based on the evaluation criteria that I provided to you in my letter dated March 4, 1996.

I am pleased to advise you that, as a result of this evaluation, you will be allotted funds for Phase II as currently scheduled under Article B.2 of your contract. As required by your contract this letter documents approval for you to begin Phase II as of September 30, 1996.

If requested in writing, a written technical debriefing will be provided to you which will outline your proposals strengths and weaknesses based on the technical evaluation factors for continuation into Phase II.

Status of the TAH program has been enclosed to provide your institution with press release information. If you have any questions, please call me at (301) 435-0340.

Sincerely yours,

/s/ Sharon  M.Kraft

Sharon M. Kraft

Contracting Officer HLVDContracts Section





Enclosure